Exhibit 99.4

[Sandler O’Neill & Partners, L.P. Letterhead]

September 11, 2003

Board of Directors

Grange National Banc Corp.
198 East Tioga Street
Tunkhannock, Pennsylvania 18657

Ladies and Gentlemen:

      Grange National Banc Corp. (“Grange”) and Community Bank System, Inc. (“CBSI”) have entered into an Agreement and Plan of Merger, as amended and restated as of June 7, 2003 (the “Agreement”), pursuant to which Grange will merge with and into CBSI (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Grange common stock, par value $5.00 per share, issued and outstanding immediately prior to the Merger (the “Grange Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) $42.50 in cash without interest, or (b) a number of shares of CBSI common stock, no par value, as shall be equal to the Exchange Ratio, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that no more than 70% of the total number of Grange Shares shall be converted into CBSI common stock and no more than 45% shall be converted into cash (the “Merger Consideration”). The Exchange Ratio shall be 1.209; provided, however, that if the CBSI Market Price (as defined in the Agreement) is (a) less than $29.88, the Exchange Ratio shall be determined by dividing $36.13 by the CBSI Market Price, or (b) greater than $40.43, the Exchange Ratio shall be determined by dividing $48.88 by the CBSI Market Price. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Grange Shares.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, together with certain of the exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of Grange that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CBSI that we deemed relevant; (iv) financial projections for Grange for the year ending December 31, 2003 prepared by and reviewed with management of Grange; (v) earnings per share projections for CBSI for the year ending December 31, 2003 provided by management of CBSI and earnings per share estimates for CBSI for the year ending December 31, 2004 published by I/B/E/S; (vi) the pro forma financial impact of the Merger on CBSI, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of CBSI and Grange; (vii) the publicly reported historical price and trading activity for Grange’s and CBSI’s common stock, including a comparison of certain financial and stock market information for Grange and CBSI with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Grange the business, financial condition, results of operations and prospects of Grange and held similar discussions with certain members of senior management of CBSI regarding the business, financial condition, results of operations and prospects of CBSI. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

Board of Directors
Grange National Banc Corp.
September 11, 2003

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Grange or CBSI or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Grange and CBSI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Grange or CBSI or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Grange or CBSI nor have we reviewed any individual credit files relating to Grange or CBSI. We have assumed, with your consent, that the respective allowances for loan losses for both Grange and CBSI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections and estimates for Grange and CBSI and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Grange and CBSI and used by Sandler O’Neill in its analyses, the managements of Grange and CBSI confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Grange and CBSI and we assumed for purposes of our analyses that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Grange’s or CBSI’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Grange and CBSI will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of CBSI’s common stock will be when issued to Grange’s shareholders pursuant to the Agreement or the prices at which Grange’s or CBSI’s common stock may trade at any time.

      We have acted as Grange’s financial advisor in connection with the Merger and will receive a fee for our services, contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to Grange. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Grange and CBSI and their affiliates. We may also actively trade the debt or equity securities of Grange and CBSI or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Grange in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Grange as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Grange Shares and does not address the

Board of Directors
Grange National Banc Corp.
September 11, 2003

underlying business decision of Grange to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Grange or the effect of any other transaction in which Grange might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Proxy Statement/ Prospectus of Grange and CBSI relating to the Merger and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Grange Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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